Exhibit 99.1

Cidara Therapeutics, Inc.
STRIVE Phase 2 Part A Topline Results Conference Call
March 19, 2018

Corporate Participants

Jeffrey Stein, CEO, President and Executive Director
Paul Daruwala, Chief Operating Officer
Taylor Sandison, Chief Medical Officer
Robert H. Uhl, Westwicke Partners, LLC

Conference Call Participants

Kevin M. DeGeeter, Ladenburg Thalmann & Co. Inc.
Laura K. Chico, Raymond James & Associates, Inc.
Laurence Alan Carr, Needham & Company, LLC
Louise Alesandra Chen, Cantor Fitzgerald & Co.
Timothy Chiang, BTIG, LLC

Presentation

Operator: Good day, ladies and gentlemen and welcome to the Cidara Therapeutics' STRIVE Part A Top Line Results Conference Call. (Operator Instructions) As a reminder, this conference call may be recorded. I would now like to turn the conference over to Robert Uhl with Westwicke Partners. You may begin.

Robert H. Uhl: Thank you, operator. Good morning, everyone, and welcome to Cidara's conference call to provide top line results from the STRIVE Phase II clinical trial of rezafungin in the treatment of candidemia and invasive candidiasis.

And just to make sure you're all aware, there is a slide presentation that management will be referring to today, which you can find on the Events page of the IR portion of the Cidara website. Joining me on the call from Cidara are Jeff Stein, President and Chief Executive Officer; Taylor Sandison, Chief Medical Officer; Matt Onaitis, Chief Financial Officer; and Paul Daruwala, Chief Operating Officer.

Before I turn the call over to Jeff, I would like to note that all of the information discussed on the call today is covered under the safe harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call, management will be making forward-looking statements. Actual results could differ materially from those stated or implied by forward-looking statements due to risks and uncertainties associated with the company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in Cidara's SEC filings, including its annual report on Form 10-K. I would also like to point out that the content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, March 19, 2018. Cidara undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

I will now turn the call over to Jeff Stein, President and CEO of Cidara.

Jeff Stein: Good morning, everyone, and thank you for joining our teleconference to discuss this important milestone for Cidara, the announcement of positive top line data from Part A of our STRIVE clinical trial of rezafungin in the treatment of candidemia and invasive candidiasis. I'll make some high-level remarks concerning the STRIVE trial and our rezafungin program. After which, you will hear from Taylor, who will go through the results of the trial in more detail. We will then be available to take your questions.

STRIVE met all of its primary objectives, as once-weekly intravenous dosing of rezafungin was generally well tolerated and safe in patients with candidemia and/or invasive candidiasis. The data also showed evidence of efficacy of rezafungin, which was defined in the trial by clearance of Candida from the blood or other normally sterile sites, resolution of signs related to the infection, investigator assessment of clinical response and overall survival. It's especially encouraging to note the consistent trends in relative outcomes improvement among patients on the rezafungin 400/200 regimen as compared to those on the comparator caspofungin. These results enable us to advance our planned

Phase III pivotal trials in the treatment of candidemia and invasive candidiasis and the prophylaxis of invasive fungal infections later this year, as shown in the pipeline graphic on Slide 2 of the webcast presentation.

We will go into more detail on those studies later on in this call. But first, I would like to turn the call over to Taylor to walk through the results in more detail. Taylor?

Taylor Sandison: Thank you, Jeff, and good morning, everyone. Let me begin by reminding you of the STRIVE trial design, which is illustrated on Slide 3. STRIVE was an international, multicenter, double-blind clinical trial evaluating the safety, tolerability and efficacy of once-weekly dosing of rezafungin compared to once-daily dosing of caspofungin in patients with candidemia and/or invasive candidiasis. The trial enrolled 92 patients in the microbiological intent-to-treat, or mITT, population and these patients were randomized to 1 of 2 rezafungin arms or to the comparator arm, in which patients received caspofungin.

In the 2 rezafungin arms of the trial, patients received either 400 milligrams of rezafungin administered intravenously once weekly for 2 to 4 weeks or 400 milligrams for the first week followed by 200 milligrams once weekly for up to 4 weeks in total.

In the comparator arm, patients received daily caspofungin administered intravenously according to the approved prescribing information, with an optional step-down to oral fluconazole. The efficacy assessments and timing of these assessments are shown on this slide in orange. I should note at this time that this trial was not powered to show statistically significant differences between the 2 groups.

Slide 4 lists our major objectives for the trial. We wanted to select a dose for Phase III based on clinical and mycological cure rates and safety and tolerability results, keeping in mind that for our planned Phase III trial of rezafungin for the treatment of candidemia and invasive candidiasis, the FDA has affirmed that we may use a noninferiority margin of 20% versus caspofungin.

Turning now to the results of the trial, slide 5 shows the patient demographics for each group included in the mITT population. The values are fairly evenly distributed between the 2 groups. However, we note that there was approximately a 3-fold higher proportion of severely ill patients in the rezafungin 400/200 group compared to the caspofungin group based on APACHE II scores at 20 or higher.

Slide 6 shows the results of the primary outcome measure, overall response at day 14. Overall response is a combination of mycological response and resolution of signs of infection. As you can see, the rezafungin 400/200 milligram group demonstrated the best response rate, 71% compared to 64% for caspofungin. The 400-milligram, 400-milligram group showed the lowest response rate, but we note that this result is driven -- largely driven by a disproportionate number of patients in this group with indeterminate efficacy outcomes. Indeterminate outcomes, which indicate the inability to assess the applicable outcome due to 1 or more missing data points, are included in the denominator for each outcome in each group. In order to account for the imbalance of indeterminates between the groups, we are presenting each efficacy outcome both with and without indeterminate patients included.

On the primary outcome measure excluding the indeterminates, both of the rezafungin groups outperformed the caspofungin group with the 400-milligram, 200-milligram group still performing best.

Slide 7 shows another endpoint from the same study day, clinical response as assessed by the investigator. We included this data because this is the outcome measure that most closely approximates the primary endpoint from historical clinical trials for the treatment of candidemia and invasive candidiasis. On this measure, there were fewer patients with indeterminate responses and the 2 rezafungin groups both performed better than the caspofungin group. We note here that the response rate of the caspofungin group on this measure is in line with rates from historical trials.

Slide 8 shows the results on Day 5 of treatment to get a read on efficacy during the critical early phase of therapy. This is a comparison of 1 initial dose of rezafungin at 400 milligrams, the same dose in each group, to 5 daily doses of caspofungin. As you can see, both rezafungin groups did better than the caspofungin group, with the gap between the 2 rezafungin groups narrowing when the indeterminate patients were removed.

The Day 14 results categorized by disease severity and/or presence or absence of prior antifungal therapy are shown on Slide 9. The performance of the rezafungin 400-milligram, 200-milligram group in severely ill patients and those without empirical antifungal therapy stand out here.

Slide 10 is the last efficacy slide, showing overall mortality in Day 30 all-cause mortality. Day 30 all-cause mortality is particularly important because the FDA has asked us to make this the primary outcome measure in our planned Phase III clinical trial for the treatment of candidemia and invasive candidiasis. As you can see, the rezafungin 400/200 milligram dose performed the best on both of these measures.

A summary of adverse events from the 104 patients that were included in the safety population is shown on Slide 11. There were no concerning trends in adverse events. Rezafungin was well-tolerated in both dose regimens. Treatment-emergent adverse events were observed in most patients and were comparable, as were the rates of severe adverse events.

There were 6 adverse events leading to study drug discontinuation across all study groups, 4 in the rezafungin 400-milligram, 400-milligram group; 1 in the rezafungin 400-milligram, 200-milligram group; and 1 in the caspofungin group. Two of the 6 adverse events were considered possibly related to study drug: 1 in the rezafungin 400/400 -- I'm sorry, 400-milligram, 400-milligram group and 1 in the caspofungin group.

There were 2 serious adverse events possibly related to study drug, 1 in the rezafungin 400-milligram, 200-milligram group and 1 in the caspofungin group, and both patients fully recovered.

There were no deaths related to study drug and there were no concerning trends in system organ class groups or specific adverse events.

Our top line conclusions from the data are shown on Slide 12. The rezafungin 400-milligram, 200-milligram dose demonstrated higher rates on all response endpoints compared to caspofungin. This included lower rates for overall mortality and all-cause 30 day mortality, which is the primary outcome measure in our planned Phase III trial compared to caspofungin. That dose also shows -- showed trends toward improved efficacy outcomes despite approximately a 3-fold higher prevalence of the most severely ill patients compared to the caspofungin group.

With respect to safety, there were no concerning adverse event trends. Rezafungin appeared to be well-tolerated and there were no deaths related to study drug.

Taken as a whole, the data from this trial provide us with strong support to advance rezafungin into our planned Phase III clinical trials, one for the treatment of candidemia and invasive candidiasis and the other for prophylaxis of invasive fungal infections in the bone marrow transplant population.

The treatment trial will be called ReSTORE. It will be a global, randomized double-blind controlled Phase III pivotal clinical trial in approximately 150 mITT patients with candidemia and/or invasive candidiasis. Subject to discussions with regulators, we expect to start this trial in mid-2018, with top line data expected in 2020. The design will be similar to the STRIVE trial but with a primary outcome measure of all-cause mortality at day 30.

Slide 13 provides an overview of our rezafungin treatment program. We have previously disclosed that we are continuing the STRIVE trial, which we call STRIVE Part B. This part of the trial is to evaluate rezafungin in comparison to caspofungin in a 2:1 randomization regime for the purposes of continuing enrollment momentum and bolstering the safety database. We initially began this part of the trial using the 400-milligram, 400-milligram dosing regimen. But given the top line data we are announcing today, we will amend the protocol to use the 400-milligram, 200-milligram dosing regimen.

The STRIVE Part B trial will continue in each trial site until such -- each site is ready to begin enrolling patients in the Phase III trial, in which we also intend to use the 400-milligram, 200-milligram dosing regimen.

The rezafungin prophylaxis trial will be called ReSPECT. It will be a global, randomized double-blind controlled Phase III pivotal clinical trial in patients undergoing allogeneic bone marrow transplant to enable use of rezafungin in a 90-day prophylaxis regimen to prevent infections due to Candida, Aspergillus and Pneumocystis. Rezafungin will be dosed once weekly and compared to a regimen containing 2 drugs, an azole and Bactrim, dosed once daily for 90 days, at which time the primary outcome measure of fungal-free survival will be measured.

The ReSPECT trial will include adults with underlying conditions including acute myeloid leukemia, acute lymphoblastic leukemia, chronic myelogenous leukemia, myelodysplastic syndrome, lymphoma and aplastic anemia. Subject to discussions with regulators and the completion of preclinical testing to support long-term dosing in prophylaxis, this trial is expected to begin in mid-2018, produce an interim futility readout in 2019 and provide top line results in 2020.

Slide 14 shows the expected timing of interim and/or top line data from the STRIVE Part B trial, the ReSTORE trial and the ReSPECT trial. We believe the rezafungin clinical program is set up to provide multiple substantial data readouts over the next 2 years.

A comparison of the 2 Phase III trials is included on Slide 15. Based on our interactions with the FDA and European regulators, we believe that our planned ReSPECT trial, supported by data from our planned ReSTORE trial and the remainder of our rezafungin treatment program, could suffice for submission of a marketing application for rezafungin for both the prophylaxis and treatment of invasive fungal infections.

I will now turn the call back to Jeff.

Jeff Stein: Thanks, Taylor. We are truly excited about the outcome of this trial. This is the first time that any antifungal has shown the potential to be a safe and effective once-weekly treatment option for patients with difficult-to-treat and deadly invasive Candida infections, which may enable patients to leave the hospital earlier, saving money and improving care. With these data in hand, we can confidently select the dosing regimens for our 2 upcoming Phase III pivotal trials of rezafungin in treatment and prophylaxis.

The planned Phase III program will allow Cidara to study rezafungin broadly across distinct and large patient populations where there is an urgent need for innovation. The ReSTORE treatment trial is designed to evaluate rezafungin for tough-to-treat invasive Candida infections, enable hospital discharge on an echinocandin with once-weekly dosing and enable penetration into the growing outpatient treatment market.

The ReSPECT prophylaxis trial has the potential to shift the fungal prevention paradigm in vulnerable transplant and cancer patients from more toxic and complicated regimens to a simple one-drug regimen with a potentially superior safety profile.

With that, I would like to turn the call back over to the operator so that we can address your questions. Operator?

Operator: Our first question comes from the line of Alan Carr of Needham.

Alan Carr: Can you talk a bit more about these indeterminate patients, what's the story behind those? And then also about the -- how how many doses were given with rezafungin? Several of those were optional. Did they go all the way to 4 doses? And then with respect to caspo, was every patient treated with an oral step down?

Jeff Stein: Yes, Alan, I'll turn that question over to Taylor.

Taylor Sandison: So as far as the indeterminates, the 2 primary reasons for indeterminate responses are missing blood cultures or missing visits. The definition of success in our mycologic eradication required 2 negative blood cultures spaced at least 12 hours apart, and some of the sites were not able to perform these cultures as required by the protocol, especially with the first patients enrolled at the site. Thus, most of the indeterminate responses were clustered at the beginning of the study as investigators became more familiar with the protocol, and we will be asking the FDA to use a single negative culture in the Phase III to -- and attempt to reduce the number of indeterminate responses. We would expect that these indeterminates would be evenly spaced out amongst the study arms. The second question was about?

Jeff Stein: Number of doses.

Taylor Sandison: Number of doses, right. So the majority of patients received, I would say, probably evenly dispersed between 2 and 3 doses and probably a minority, 10% or so, would have received the fourth dose. And then finally, the third part of the question was about?

Jeff Stein: The patients transitioned to oral fluconazole on the caspo arm.

Taylor Sandison: That's right. So we saw a big difference between actually the U.S. and Europe. So in the U.S, most of the patients transitioned to fluconazole. In Europe, most of the patients didn't. And I would say that was probably the same ratio, just reflected oppositely between the 2 regions. So in terms of the total number that went to step down in the caspofungin arm, I don't have the exact numbers. But based on what we have seen, I would say it was probably about half.

Alan Carr: Did that have any effect on outcome? Those that stayed on versus those that did not?

Taylor Sandison: No. What we did see was that those patients who were stepped down, none of them had recurrent candidemia.

Operator: Our next question comes from the line of Louise Chen of Cantor.

Louise Chen: I had a couple of questions for you. So first question is why did you choose to go with the 400/200 milligram regimen? And then also had a question for you on the Phase III. Is this noninferiority trial with mortality as the endpoint? And why not look at superiority? Just something that people have been asking us this morning. And I'll start with those 2 and then I had some additional follow-on.

Jeff Stein: Yes, thanks, Louise. Could you repeat the first question?

Louise Chen: Yes. So why did you choose to go with a dosing regimen and amend it?

Jeff Stein: Right, right. So we initially started the STRIVE Part B with the 400/400 milligram dosing regimen to give us the greatest flexibility for the safety population in the event we selected that dosing regimen for Phase III. Given the outcome of the STRIVE Part A study, we elected to amend that protocol to go forward with the 400/200 milligram regimen. One of the reasons for that is that if you look at the target attainment, we expected that both of those dosing regimens should have come out with approximately equivalent outcomes. Based on the small numbers in the study, we've noted that there was some difference with the 400/200 milligrams outperforming the 400/400 milligram dosing regimen. I would draw your attention to the trial demographic slide, which showed there was an imbalance in the number of patients which were more severe in that 400/200 milligrams study. And so it appears that the -- that rezafungin works especially well in that patient population. Taylor, do you have anything else to add to that?

Taylor Sandison: No. I think we expected the 2 -- from the target attainment, the 2 regimens to be relatively similar to each other and that's what we saw. So we want to reinforce the Phase III dosing regimen by using that in STRIVE B. And then the second part of the question was about the Phase III superiority.

Louise Chen: Yes. Yes, correct. Yes.

Taylor Sandison: So yes, I mean, certainly, things are trending in the right direction for this Phase II study. The Phase III study fortunately is also a relatively small study. So we can certainly look at superiority, and the trends would have to continue and perhaps even expand to claim that. But we will definitely be looking into that.

Louise Chen: Okay. You will be looking -- okay. And then I guess what do you consider clinically meaningful in terms of a superiority outcome on mortality?

Taylor Sandison: Well, I think on mortality, clinically meaningful can be a very small percentage. I think what's going to be more difficult to determine will be what would be statistically significant.

Louise Chen: Okay. And then a last question here then is just what informed your decision to pivot into fungal prophylaxis through cancer supportive care?

Jeff Stein: We'll turn that question over to Paul Daruwala.

Paul Daruwala: Louise, this was really informed by the safety profile and spectrum of rezafungin. So we know there's an unmet need in this field. Most of the prophylaxis market is dominated by the azole class, where there are toxicities and drug interactions. We also note that rezafungin is active against Candida, Aspergillus and Pneumocystis. And Pneumocystis is currently covered by Bactrim, which also has toxicities. So the idea of a once-weekly echinocandin coming into this area was very attractive and was really brought to us by the thought leaders in the community, that this is where you guys really need to play in addition to treatment market. And the other aspect is that the echinocandins have always been used somewhat moderately in this area, so there's been a desire to use the class, but the once-daily IV dosing of the current echinocandin makes it difficult to transition patients to the outpatient market, to the outpatient setting. And a once-weekly dose allows for that. So that's really the rationale.

Operator: Our next question comes from the line of Kevin DeGeeter of Ladenburg.

Kevin DeGeeter: Just following up on Paul's comments with regard to the safety profile. Can you talk about the, I guess we had the 1 patient who had a possibly or drug-related SAE in the cohort 2, can we talk a little more about that patient? Just more generally with regard to your patients that did discontinue the study on drug? Can we talk a little -- can you provide any additional granularity in terms of the general profile of those discontinuations?

Jeff Stein: Sure, Kevin.

Taylor Sandison: Sure, yes. So in investigating these events that led to discontinuation, it appears that 4 of the 6 adverse events that led to study drug discontinuation were likely not related to study drug, but instead were associated with an inability to continue giving study drug. The 2 of the 6 events were considered possibly related to study drug, which is 1 in the 400/400 group and 1 in the caspofungin group. In terms of the single possibly drug-related SAE, I don't think -- well, the -- well, there were 2. So there was the caspofungin group, had an SAE, which was ventricular tachycardia; and then the SAE related to the -- considered by the investigator to be possibly related -- to rezafungin in the 400-milligram, 200-milligram group was associated with a prolonged PR interval or first-degree AV block. And that, in our QT study, has been shown to not be related to our drug. So in this clinical trial, it was considered possibly related, it was before we had our QT results. And we will consider that as possibly related because it was dictated as such by the investigator. But we feel from our QT results that, that was probably not the case.

Kevin DeGeeter: Okay, terrific. Then two more quick ones. With regard to the 5-day mITT data, arguably the most impressive data from the STRIVE results. How do we sort of capture what may be a stronger early response due to this target attainment that we've talked about in the past related to rezafungin? How do we capture that in Phase III endpoints? And then just separately, what should we expect in terms of a timeline for potential presentation of this data, the STRIVE data, at either a medical meeting or a publication?

Jeff Stein: Yes, we'll have Taylor tackle the first part of your question, Kevin. And then Paul will handle the last part.

Taylor Sandison: Yes, so the potential advantage of the early response, I think, is something that we were keyed into given that we have a high load of front exposure of -- I'm sorry, high front-load exposure, excuse me, of rezafungin that could potentially lead to, we think, improved clearance of candidemia. And so we have this early Day 5 outcome. We're also -- we don't have the data back yet. We're still -- of course, this is just top line. But we're also going to be looking at time to resolution of candidemia. So hopefully, that response will show something interesting as well. And then, of course, we'll be including both of those Day 5 and early resolution of candidemia in the Phase III as well. Paul?

Jeff Stein: Kevin, just to add on to Taylor's comment, I think it's especially encouraging to see for the first time in a clinical study that the target attainment data are corroborated, what we saw in the preclinical studies, so -- and which predicted that this high front loading exposure should translate to improved outcomes.

Paul Daruwala: And Kevin, this is Paul. So regarding the submission. So we've submitted a late -- for a late-breaker abstract to ASM Microbe. Should we be fortunate to have that accepted, that would be where the first official presentation of the data would occur. And then subsequently, of course, we'll continue to roll out the sub analyses over the coming meetings post that, including IDWeek of course.

Operator: Our next question comes from the line of Tim Chiang of BTIG.

Tim Chiang: Jeff, I noticed that you also did take data at Day 28, but you guys didn't show that in the slide deck. Did you continue to see favorable trends with rezafungin at Day 28 as well?

Jeff Stein: Yes. The trends at Day 28 were similar to the earlier trends. Our investigators felt that those were not as meaningful because the patients were off study drug for quite some time. Taylor, do you want to comment on those results?

Taylor Sandison: Yes. Well, the day -- actually, the Day 28, the follow-up results were the ones that were -- the later ones...

Jeff Stein: Day 45 to 50.

Taylor Sandison: Yes, exactly. The Day 28 outcome was just for invasive candidiasis subjects. And we haven't had the results from those pushed out to us yet. There was a relatively -- I think there were 11 invasive candidiasis subjects, so it would only include those subjects and not the other candidemia patients. But we wouldn't expect that there would be a substantial difference between the groups.

Jeff Stein: Yes. And all of these data will be presented in greater detail when we've collated all of it and present them at the ASM Microbe conference.

Tim Chiang: And Jeff, maybe one follow-up. On Slide 9, you highlighted high APACHE II scores at Day 14 for rezafungin. Could you talk about the significance of that, especially the 400/200 milligram dose?

Taylor Sandison: Yes, sure. So -- yes, this is Taylor. So what we are trying to prove here is that in some of the most severely ill patients that our drug, and remember, this is the first efficacy study, works well. And I think the importance of seeing a high percentage of success in that patient population is meaningful in terms of proving that the drug not only works but works well in even the patients that need the drug the most. The more severely ill you are, the more critical the drug is to predicting and preserving outcomes. And so that's the importance of the high APACHE II spectrum that we called out here in Slide 9.

Jeff Stein: Yes. You may recall that in the animal models of invasive candidiasis that rezafungin accumulates at the site of the infected lesion to a far better extent than comparator drug. And invasive candidiasis patients tend to be higher APACHE II scores. We'll see, when we get the breakout of those data, whether that is corroborated. But it certainly is consistent with the trends we see here.

Operator: (Operator Instructions) Our next question comes from the line of Laura Chico of Raymond James.

Laura Chico: I guess just following up on that question, and I'm sorry if I missed this earlier. But were there any trends with regards to mortality by severity? I assume most of the events most likely occurred in the higher APACHE II scores.

Taylor Sandison: Yes, I don't think we have that information in terms of which subjects died in terms of APACHE II scores at baseline. I would assume that is correct, but I could not tell you for sure.

Laura Chico: Okay. And then I guess just also considering -- I'm not sure if you have the data yet, but were there any C. auris patients that were among the treated subjects that you've seen so far?

Taylor Sandison: Yes. Unfortunately, no, we're definitely looking for them. But we did not capture any Candida auris patients in this trial.

Laura Chico: Okay. Last question, and I guess focusing a little bit on ReSPECT, you have an adaptive design incorporated into the study and I believe there is an interim analysis. Could you remind us kind of the mechanics behind that? And then also, how should we think about the potential for any early stoppage in that study for success?

Taylor Sandison: Yes, so there's an interim analysis planned at 50% enrollment and it's basically going to be a blinded evaluation of the total outcome of fungal-free survival. So it's going to be conditionally powered and we'll give ourselves basically a chance to succeed. And if we need to increase the sample size, we will. If there's no chance to reach what would be a reasonable, I guess, noninferiority by the time we get to a reasonable sample size, then that would be considered futility. So we're assessing exactly how it's going to happen and getting it approved by the regulatory authorities. But it should happen at the 50% mark.

Operator: And I'm showing no further questions at this time. I'd like to hand the call back over to the CEO, Jeff Stein, for any closing remarks.

Jeff Stein: Thank you for participating in our call today. We appreciate your interest and continued support of the company. If you have any additional questions, please feel free to contact us. Have a good day, everyone.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Everyone, have a great day.